Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-24265) pertaining to the Regions Financial Corporation 401(k) Plan of our report dated June 20, 2003, with respect to the financial statements and schedule of the Regions Financial Corporation 401(k) Plan in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Birmingham, Alabama

June 30, 2003